Exhibit 5.1

October 27, 2015

Adesto Technologies Corporation

1250 Borregas Avenue

Sunnyvale, CA 94089

Gentlemen and Ladies:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Adesto Technologies Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about October 27, 2015 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,760,728 shares of the Company’s Common Stock (the “Stock”), par value $0.0001 per share, that are subject to issuance by the Company upon (a) the exercise of stock options granted under the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), (b) the exercise or settlement of awards to be granted under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and (c) the exercise of purchase rights to be granted under the Company’s 2015 Employee Stock Purchase Plan (the “2015 Employee Plan”). The plans referred to in clauses (a) through (c) above are collectively referred to in this letter as the “Plans” and are each, a “Plan.”

As to matters of fact relevant to this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the documents described on Exhibit A attached hereto (which is incorporated in this letter by reference). Capitalized terms used but not defined in the body of this letter have the meanings given to such terms on Exhibit A hereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same and the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in items (5), (6) and (7) of Exhibit A.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

Based upon the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 2,760,728 shares of Stock that may be issued and sold by the Company upon (a) the exercise of stock options granted under the 2007 Plan, (b) the exercise or settlement of awards to be granted under the 2015 Plan and (c) the exercise of purchase rights to be granted under the 2015 Purchase

Adesto Technologies Corporation

October 27, 2015

Plan, when issued, sold and delivered in accordance with the applicable Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Registration Statement or the facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

EXHIBIT A

to

Legal Opinion Regarding Form S-8 Registration Statement

of Adesto Technologies Corporation, a Delaware corporation (the “Company”)

Certain Reviewed Documents

Capitalized terms used but not defined in this Exhibit A have the meanings defined for such terms in the Opinion Letter to which this Exhibit A is attached.

1.	the Company’s Certificate of Merger and Amended and Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on October 23, 2015 (the “Restated Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”);

2.	the Company’s Amended and Restated Bylaws, adopted by the Company’s Board of Directors (the “Board”) on September 28, 2015 (the “Restated Bylaws”) and the Amended and Restated Bylaws that the Company has adopted in connection with, and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Bylaws”);

3.	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

4.	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

5.	The Plans and related forms of Plan agreements.

6.	minutes of meetings and actions by written consent of the Board and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Post-Effective Restated Certificate, the Restated Bylaws and the Post-Effective Bylaws were approved;

7.	minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the Plans and the filing of the Registration Statement, the reservation of the Stock for sale and issuance pursuant to the Plans and the sale and issurance of the Stock pursuant to the Plans were approved;

8.	the stock records for the Company that the Company has provided to us (consisting of a list of Stockholders and a list of the Company’s option and warrant holders and of any rights to purchase capital stock, each prepared by the Company and dated October 26, 2015, verifying the number of such issued and outstanding securities);

9.	a Certificate of Good Standing issued by the Delaware Secretary of State dated October 26, 2015, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

10.	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).